Exhibit 5.1

March 26, 2019

Board of Directors

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107-0150

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

In my capacity as Chief Legal Officer, I have acted as counsel to Gannett Co., Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed offering of up to 300,000 newly issued shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”), all of which shares are issuable pursuant to the Gannett Co., Inc. 2015 Deferred Compensation Plan, as amended (the “Plan”). This opinion letter is furnished to you to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, I am of the opinion that following the (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors (or duly authorized committee thereof) and the Plan, the Shares will be validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act.

Best regards,

/s/ Barbara W. Wall
Barbara W. Wall
Senior Vice President and Chief Legal Officer